UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 7)*

                                ANB CORPORATION
------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  001926104
------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendments subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (10-88) Page 1 of 5

    CUSIP No.    001926104             13G                         Page      2
                 ---------

------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

    American National Trust & Investment Management Company
------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [X]
------------------------------------------------------------------------------
3   SEC USE ONLY


------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    INDIANA
------------------------------------------------------------------------------
          NUMBER OF               5  SOLE VOTING POWER

           SHARES                    574,273
                                  --------------------------------------------
         BENEFICIALLY             6  SHARED VOTING POWER

           OWNED BY                  117,179 (No Voting Power)
                                  --------------------------------------------
             EACH                 7  SOLE DISPOSITIVE POWER

          REPORTING                  450,536
                                  --------------------------------------------
            PERSON                8  SHARED DISPOSITIVE POWER

             WITH                    240,916 (Includes 149,960 shares of Other
                                             Dispositive Power)
------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    691,452
------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    100%
------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IV
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                   Page      3
ITEM 1.
     (a) NAME OF ISSUER

         ANB Corporation

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         120 West Charles Street
         Muncie, Indiana 47305

ITEM 2.
     (a) NAME OF PERSON(S) FILING

         American National Trust & Investment Management Company

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         320 South High Street
         Muncie, Indiana 47305-2325

     (c) CITIZENSHIP

         Not Applicable

     (d) TITLE OF CLASS OF SECURITIES

         Common

     (e) CUSIP NUMBER

         001926104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP                                                 Page      4

    (a)  Amount Beneficially Owned:

         691,452

    (b)  Percent of Class:

         100%

    (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote
                574,273
          (ii)  shared power to vote or to direct the vote
                117,179 (No Voting Power)
         (iii)  sole power to dispose or to direct the disposition of
                450,536
          (iv) shared power to dispose or to direct the disposition of 240,916 (Includes 149,960 shares of Other Dispositive Power)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         None

ITEM 7. IDENTIFICATIOON AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      March 20, 1998
                                      ---------------------------------------
                                      Date

                                      /s/ Theodore H. Jarvis Sr.
                                      ---------------------------------------
                                      Signature

                                      Theodore H. Jarvis Sr., Vice President
                                      ---------------------------------------
                                      Name/Title

                    APPENDIX OF PREVIOUSLY FILED SCHEDULES


                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No.  )*

                                ANB CORPORATION
------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  027897107
------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendments subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (10-88) Page 1 of 5

    CUSIP No.    027897107             13G                         Page      2
                 ---------

------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

    American National Bank & Trust Company of Muncie
------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [X]
------------------------------------------------------------------------------
3   SEC USE ONLY


------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    INDIANA
------------------------------------------------------------------------------
                                  5  SOLE VOTING POWER
           NUMBER OF
                                     93,463
            SHARES                --------------------------------------------
                                  6  SHARED VOTING POWER
          BENEFICIALLY
                                     62,349 (Includes 3,333 shares with No
            OWNED BY                         Voting Power)
                                  --------------------------------------------
              EACH                7  SOLE DISPOSITIVE POWER

           REPORTING                 72,021
                                  --------------------------------------------
             PERSON               8  SHARED DISPOSITIVE POWER

              WITH                   83,791 (Includes 58,283 shares of Other
                                             Dispositive Power)
------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    155,812
------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    100%
------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    BK
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                   Page      3
ITEM 1.
     (a) NAME OF ISSUER

         ANB Corporation

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         110 East Main Street
         Muncie, Indiana 47305-0751

ITEM 2.
     (a) NAME OF PERSON(S) FILING

         American National Bank & Trust Company of Muncie

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         110 East Main Street
         P.O. Box 751
         Muncie, Indiana 47305

     (c) CITIZENSHIP

         Not Applicable

     (d) TITLE OF CLASS OF SECURITIES

         Common

     (e) CUSIP NUMBER

         027897107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP                                                 Page      4

    (a)  Amount Beneficially Owned:

         155,812

    (b)  Percent of Class:

         100%

    (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote
                93,463
          (ii)  shared power to vote or to direct the vote
                62,349 (Includes 3,333 shares with No Voting Power)
         (iii)  sole power to dispose or to direct the disposition of
                72,021
          (iv) shared power to dispose or to direct the disposition of 83,791 (Includes 58,283 shares of Other Dispositive Power)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         None

ITEM 7. IDENTIFICATIOON AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      January 18, 1990
                                      ---------------------------------------
                                      Date

                                      /s/ Theodore H. Jarvis Sr.
                                      ---------------------------------------
                                      Signature

                                      Theodore H. Jarvis Sr., Vice President
                                      ---------------------------------------
                                      Name/Title

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*

                                ANB CORPORATION
------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  001926104
------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendments subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (10-88) Page 1 of 5

    CUSIP No.    001926104             13G                         Page      2
                 ---------

------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

    American National Trust & Investment Management Company
    (formerly American National Bank & Trust Company of Muncie)
------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [X]
------------------------------------------------------------------------------
3   SEC USE ONLY


------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    INDIANA
------------------------------------------------------------------------------
                                  5  SOLE VOTING POWER
           NUMBER OF
                                     66,786
            SHARES                --------------------------------------------
                                  6  SHARED VOTING POWER
          BENEFICIALLY

            OWNED BY                 85,830 (No Voting Power)
                                  --------------------------------------------
              EACH                7  SOLE DISPOSITIVE POWER

           REPORTING                 105,601
                                  --------------------------------------------
             PERSON               8  SHARED DISPOSITIVE POWER

              WITH                   47,015 (Includes 10,657 shares of Other
                                             Dispositive Power)
------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    152,616
------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    100%
------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IC
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                   Page      3
ITEM 1.
     (a) NAME OF ISSUER

         ANB Corporation

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         110 East Main Street
         Muncie, Indiana 47305-0751

ITEM 2.
     (a) NAME OF PERSON(S) FILING

         American National Trust & Investment Management Company

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         110 East Main Street
         Muncie, Indiana 47305

     (c) CITIZENSHIP

         Not Applicable

     (d) TITLE OF CLASS OF SECURITIES

         Common

     (e) CUSIP NUMBER

         001926104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP                                                 Page      4

    (a)  Amount Beneficially Owned:

         152,616

    (b)  Percent of Class:

         100%

    (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote
                66,786
          (ii)  shared power to vote or to direct the vote
                85,830 (No Voting Power)
         (iii)  sole power to dispose or to direct the disposition of
                105,601
          (iv) shared power to dispose or to direct the disposition of 47,015 (Includes 10,657 shares of Other Dispositive Power)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         None

ITEM 7. IDENTIFICATIOON AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      January 17, 1991
                                      ---------------------------------------
                                      Date

                                      /s/ Theodore H. Jarvis Sr.
                                      ---------------------------------------
                                      Signature

                                      Theodore H. Jarvis Sr., Vice President
                                      ---------------------------------------
                                      Name/Title

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 2)*

                                ANB CORPORATION
------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  001926104
------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendments subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (10-88) Page 1 of 5

    CUSIP No.    001926104             13G                         Page      2
                 ---------

------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

    American National Trust & Investment Management Company
------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [X]
------------------------------------------------------------------------------
3   SEC USE ONLY


------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    INDIANA
------------------------------------------------------------------------------
                                  5  SOLE VOTING POWER
           NUMBER OF
                                     75,031
            SHARES                --------------------------------------------
                                  6  SHARED VOTING POWER
          BENEFICIALLY

            OWNED BY                 81,111 (No Voting Power)
                                  --------------------------------------------
              EACH                7  SOLE DISPOSITIVE POWER

           REPORTING                 121,578
                                  --------------------------------------------
             PERSON               8  SHARED DISPOSITIVE POWER

              WITH                   34,564 (Includes 11,389 shares of Other
                                             Dispositive Power)
------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    156,142
------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    100%
------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IV
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                   Page      3
ITEM 1.
     (a) NAME OF ISSUER

         ANB Corporation

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         110 East Main Street
         Muncie, Indiana 47305-0751

ITEM 2.
     (a) NAME OF PERSON(S) FILING

         American National Trust & Investment Management Company

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         110 East Main Street
         Muncie, Indiana 47305-0751

     (c) CITIZENSHIP

         Not Applicable

     (d) TITLE OF CLASS OF SECURITIES

         Common

     (e) CUSIP NUMBER

         001926104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP                                                 Page      4

    (a)  Amount Beneficially Owned:

         156,142

    (b)  Percent of Class:

         100%

    (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote
                75,031
          (ii)  shared power to vote or to direct the vote
                81,111 (No Voting Power)
         (iii)  sole power to dispose or to direct the disposition of
                121,578
          (iv) shared power to dispose or to direct the disposition of 34,564 (Includes 11,389 shares of Other Dispositive Power)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         None

ITEM 7. IDENTIFICATIOON AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      January 16, 1992
                                      ---------------------------------------
                                      Date

                                      /s/ Theodore H. Jarvis Sr.
                                      ---------------------------------------
                                      Signature

                                      Theodore H. Jarvis Sr., Vice President
                                      ---------------------------------------
                                      Name/Title

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 3)*

                                ANB CORPORATION
------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  001926104
------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendments subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (10-88) Page 1 of 5

    CUSIP No.    001926104             13G                         Page      2
                 ---------

------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

    American National Trust & Investment Management Company
------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [X]
------------------------------------------------------------------------------
3   SEC USE ONLY


------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    INDIANA
------------------------------------------------------------------------------
                                  5  SOLE VOTING POWER
           NUMBER OF
                                     152,798
            SHARES                --------------------------------------------
                                  6  SHARED VOTING POWER
          BENEFICIALLY
                                     168,415 (Includes 167,415 shares with No
            OWNED BY                          Voting Power)
                                  --------------------------------------------
              EACH                7  SOLE DISPOSITIVE POWER

           REPORTING                 258,620
                                  --------------------------------------------
             PERSON               8  SHARED DISPOSITIVE POWER

              WITH                   62,593 (Includes 27,117 shares of Other
                                             Dispositive Power)
------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    321,213
------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    100%
------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IV
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                   Page      3
ITEM 1.
     (a) NAME OF ISSUER

         ANB Corporation

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         110 East Main Street
         Muncie, Indiana 47305-0751

ITEM 2.
     (a) NAME OF PERSON(S) FILING

         American National Trust & Investment Management Company

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         110 East Main Street
         Muncie, Indiana 47305-0751

     (c) CITIZENSHIP

         Not Applicable

     (d) TITLE OF CLASS OF SECURITIES

         Common

     (e) CUSIP NUMBER

         001926104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP                                                 Page      4

    (a)  Amount Beneficially Owned:

         321,213

    (b)  Percent of Class:

         100%

    (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote
                152,798
          (ii)  shared power to vote or to direct the vote
                168,415 (Includes 167,415 shares with No Voting Power)
         (iii)  sole power to dispose or to direct the disposition of
                258,620
          (iv) shared power to dispose or to direct the disposition of 62,593 (Includes 27,117 shares of Other Dispositive Power)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         None

ITEM 7. IDENTIFICATIOON AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      January 15, 1993
                                      ---------------------------------------
                                      Date

                                      /s/ Theodore H. Jarvis Sr.
                                      ---------------------------------------
                                      Signature

                                      Theodore H. Jarvis Sr., Vice President
                                      ---------------------------------------
                                      Name/Title

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 4)*

                                ANB CORPORATION
------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  001926104
------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendments subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (10-88) Page 1 of 5

    CUSIP No.    001926104             13G                         Page      2
                 ---------

------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

    American National Trust & Investment Management Company
------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [X]
------------------------------------------------------------------------------
3   SEC USE ONLY


------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    INDIANA
------------------------------------------------------------------------------
                                  5  SOLE VOTING POWER
           NUMBER OF
                                     346,771
            SHARES                --------------------------------------------
                                  6  SHARED VOTING POWER
          BENEFICIALLY
                                     6,010 (Includes 5,010 shares with No
            OWNED BY                        Voting Power)
                                  --------------------------------------------
              EACH                7  SOLE DISPOSITIVE POWER

           REPORTING                 293,957
                                  --------------------------------------------
             PERSON               8  SHARED DISPOSITIVE POWER

              WITH                   58,824 (Includes 16,274 shares of Other
                                             Dispositive Power)
------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    352,781
------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    100%
------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IV
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                   Page      3
ITEM 1.
     (a) NAME OF ISSUER

         ANB Corporation

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         110 East Main Street
         Muncie, Indiana 47305-0751

ITEM 2.
     (a) NAME OF PERSON(S) FILING

         American National Trust & Investment Management Company

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         320 South High Street
         Muncie, Indiana 47305-2325

     (c) CITIZENSHIP

         Not Applicable

     (d) TITLE OF CLASS OF SECURITIES

         Common

     (e) CUSIP NUMBER

         001926104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP                                                 Page      4

    (a)  Amount Beneficially Owned:

         352,781

    (b)  Percent of Class:

         100%

    (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote
                346,771
          (ii)  shared power to vote or to direct the vote
                6,010 (Includes 5,010 shares with No Voting Power)
         (iii)  sole power to dispose or to direct the disposition of
                293,957
          (iv) shared power to dispose or to direct the disposition of 58,824 (Includes 16,274 shares of Other Dispositive Power)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         None

ITEM 7. IDENTIFICATIOON AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      January 13, 1995
                                      ---------------------------------------
                                      Date

                                      /s/ Theodore H. Jarvis Sr.
                                      ---------------------------------------
                                      Signature

                                      Theodore H. Jarvis Sr., Vice President
                                      ---------------------------------------
                                      Name/Title

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 5)*

                                ANB CORPORATION
------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  001926104
------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendments subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (10-88) Page 1 of 5

    CUSIP No.    001926104             13G                         Page      2
                 ---------

------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

    American National Trust & Investment Management Company
------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
                                                                  (b)  [X]
------------------------------------------------------------------------------
3   SEC USE ONLY


------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    INDIANA
------------------------------------------------------------------------------
                                  5  SOLE VOTING POWER
          NUMBER OF
                                     611,012
           SHARES                 --------------------------------------------
                                  6  SHARED VOTING POWER
         BENEFICIALLY
                                     25,420 (Includes 23,420 shares with No
           OWNED BY                          Voting Power)
                                  --------------------------------------------
             EACH                 7  SOLE DISPOSITIVE POWER

          REPORTING                  515,952
                                  --------------------------------------------
            PERSON                8  SHARED DISPOSITIVE POWER

             WITH                    120,480 (Includes 32,218 shares of Other
                                              Dispositive Power)
------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    636,432
------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    100%
------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IV
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                   Page      3
ITEM 1.
     (a) NAME OF ISSUER

         ANB Corporation

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         110 East Main Street
         Muncie, Indiana 47305-0751

ITEM 2.
     (a) NAME OF PERSON(S) FILING

         American National Trust & Investment Management Company

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         320 South High Street
         Muncie, Indiana 47305-2325

     (c) CITIZENSHIP

         Not Applicable

     (d) TITLE OF CLASS OF SECURITIES

         Common

     (e) CUSIP NUMBER

         001926104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP                                                 Page      4

    (a)  Amount Beneficially Owned:

         636,432

    (b)  Percent of Class:

         100%

    (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote
                611,012
          (ii)  shared power to vote or to direct the vote
                25,420 (Includes 23,420 shares with No Voting Power)
         (iii)  sole power to dispose or to direct the disposition of
                515,952
          (iv) shared power to dispose or to direct the disposition of 120,480 (Includes 32,218 shares of Other Dispositive Power)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         None

ITEM 7. IDENTIFICATIOON AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      January 26, 1996
                                      ---------------------------------------
                                      Date

                                      /s/ Theodore H. Jarvis Sr.
                                      ---------------------------------------
                                      Signature

                                      Theodore H. Jarvis Sr., Vice President
                                      ---------------------------------------
                                      Name/Title

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 6)*

                                ANB CORPORATION
------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  001926104
------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendments subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (10-88) Page 1 of 5

    CUSIP No.    001926104             13G                         Page      2
                 ---------

------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

    American National Trust & Investment Management Company
------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  [ ]
                                                                  (b)  [X]
------------------------------------------------------------------------------
3   SEC USE ONLY


------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    INDIANA
------------------------------------------------------------------------------
                                  5  SOLE VOTING POWER
           NUMBER OF
                                     614,239
            SHARES                --------------------------------------------
                                  6  SHARED VOTING POWER
          BENEFICIALLY
                                     81,250 (Includes 76,050 shares with No
            OWNED BY                         Voting Power)
                                  --------------------------------------------
              EACH                7  SOLE DISPOSITIVE POWER

           REPORTING                 512,831
                                  --------------------------------------------
             PERSON               8  SHARED DISPOSITIVE POWER

              WITH                   182,658 (Includes 107,966 shares of Other
                                              Dispositive Power)
------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    695,489
------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    100%
------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IV
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                   Page      3
ITEM 1.
     (a) NAME OF ISSUER

         ANB Corporation

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         110 East Main Street
         Muncie, Indiana 47305-0751

ITEM 2.
     (a) NAME OF PERSON(S) FILING

         American National Trust & Investment Management Company

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         320 South High Street
         Muncie, Indiana 47305-2325

     (c) CITIZENSHIP

         Not Applicable

     (d) TITLE OF CLASS OF SECURITIES

         Common

     (e) CUSIP NUMBER

         001926104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP                                                 Page      4

    (a)  Amount Beneficially Owned:

         695,489

    (b)  Percent of Class:

         100%

    (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote
                614,239
          (ii)  shared power to vote or to direct the vote
                81,250 (Includes 76,050 shares with No Voting Power)
         (iii)  sole power to dispose or to direct the disposition of
                512,831
          (iv) shared power to dispose or to direct the disposition of 182,658 (Includes 107,966 shares of Other Dispositive Power)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         None

ITEM 7. IDENTIFICATIOON AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      January 28, 1997
                                      ---------------------------------------
                                      Date

                                      /s/ Theodore H. Jarvis Sr.
                                      ---------------------------------------
                                      Signature

                                      Theodore H. Jarvis Sr., Vice President
                                      ---------------------------------------
                                      Name/Title